Exhibit 99.1


     iMergent Announces Preliminary Approval of Settlement of all
                        Derivative Litigation

    OREM, Utah--(BUSINESS WIRE)--Oct. 31, 2007--iMergent, Inc., (AMEX:IIG) a leading provider of eCommerce software for small businesses and entrepreneurs, announced the Third Judicial District Court in and for Salt Lake County of Utah provided preliminary approval of a settlement agreement between the company and all derivative litigation filed in various courts in Utah.

    Under the terms of the settlement, iMergent is to receive a payment of $3.3 million in insurance proceeds. The funds will be used to pay $2.8 million for the settlement of the class action settlement, discussed in Form 8-K filed by the company on September 21, 2007, and $500,000 for attorney fees to derivative counsel.

    The settlement also calls for the company to adopt certain corporate governance measures as well as present certain items to a vote of the company's shareholders. After final approval of the settlement and court approval of the class action settlement, the items that require a vote of the shareholders will be included in the next scheduled annual proxy statement. Additionally, after final approval of the settlement and court approval of the class action settlement, all corporate governance items not requiring approval of the company's shareholders, which have not already been adopted, will be adopted by the company.

    Additional settlement terms have been filed in a Form 8-K with the Securities and Exchange Commission.

    Safe Harbor Statement

    Statements made in this press release regarding the company's (1) expectation of final approval of the Derivative Litigation settlement and (2) expectation of approval of the class action settlement are subject to certain risks and uncertainties in connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For a more detailed discussion of risk factors that affect iMergent's operations, please refer to the company's Form 10-K for the year ended June 30, 2007.

    About iMergent

    iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet. Headquartered in Orem, Utah, the company sells its proprietary StoresOnline software and training services which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In addition to software, iMergent offers site development, web hosting and marketing products. iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

    CONTACT: iMergent, Inc.
             Robert Lewis, CFO, 801-431-4695
             investor_relations@imergentinc.com
             or
             Lippert/Heilshorn & Associates
             Kirsten Chapman, 415-433-3777 (Investor Relations) kchapman@lhai.com
             Dahlia Bailey, 415-433-3777 (Investor Relations)